UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2015
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TIVO INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On January 15, 2015, Thomas Rogers, CEO & President of TiVo Inc., entered into an amended 10b5-1 trading plan, that will be effective on February 14, 2015, to exercise and sell non-qualified stock options and stock appreciation rights (SARs) that will otherwise expire on July 1, 2015 if unexercised.  The instructions in Mr. Rogers’ amended 10b5-1 trading plan remain the same, except that Mr. Rogers will hold and not sell the shares of TiVo stock received by Mr. Rogers upon exercise of his SARs and net of the withholding of shares by the Company to cover taxes owed by Mr. Rogers’ upon exercise of his SARs.
As previously reported and updated as of today’s date, Mr. Rogers’ 10b5-1 trading plan covers 711,644 expiring stock options and 950,000 expiring SARs (which equate to approximately 353,000 shares based on TiVo’s closing stock price of $10.37 on January 15, 2015). Following the expected sales, Mr. Rogers will hold approximately 4.5 million TiVo shares (or approximately 83% of his current holdings), which include shares owned outright (including 76,685 shares acquired from the exercise of incentive stock options on August 28, 2014 at a cost of approximately $500,000 to Mr. Rogers) as well as vested stock options and vested and unvested time-based and performance-based restricted shares and restricted share units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2015	TiVo Inc.

/s/ Matthew Zinn
Name: Matthew Zinn
Title: Senior Vice President, General Counsel, Corporate Secretary and Chief Privacy Officer